Exhibit 99.1

For Immediate Release
October 13, 2017

EagleBank Contact
Ronald D. Paul

301.986.1800

Eagle Bancorp. Inc. Announces the Appointment of Susan G. Riel
to its Board of Directors

BETHESDA, MD. Eagle Bancorp, Inc., (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced the appointment of Susan G. Riel to serve on the Board of Directors of Eagle Bancorp, Inc.

Ms. Riel is currently Senior Executive Vice President and Chief Operating Officer of the Bank, and Executive Vice President of the Company. She was formerly Executive Vice President and Chief Operating Officer of the Bank, and prior to that, the Chief Administrative Officer. Previously, Ms. Riel served as Executive Vice President and Chief Operating Officer of Columbia First Bank, FSB from 1989 until that institution’s acquisition by First Union Bancorp in 1995. Ms. Riel has nearly four decades of experience in the commercial banking industry and has been with the Company since before the Bank opened its doors in 1998.

“We are honored to have Susan join our Company Board, as she has been instrumental in the growth of the Bank’s asset size and profitability,” commented Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. and of EagleBank. “Her involvement and leadership at the Bank, as well as her professional expertise and experience, will play a critical role in the Board’s contributions to the Company’s efforts to achieve its strategic growth objectives,” continued Paul.

“Eagle Bancorp is committed to having a diverse Board composition, and this is the first public step in our ongoing efforts to add members with diverse backgrounds to our holding company Board of Directors. We are very fortunate to add this well-respected and most valuable member of our senior team to our energetic and dynamic Board. Susan is going to make an immediate and meaningful impact on our Board,” he concluded.

EagleBankCorp.com 301.986.1800

MD | VA | DC

About Eagle Bancorp, Inc. and EagleBank

Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 21 offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

Caution About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.